Exhibit 5.1

October 30, 2006

AVI BioPharma, Inc.
One S.W. Columbia Street, Suite 1105
Portland, Oregon  97258

Dear Ladies and Gentlemen:

We have acted as counsel to AVI BioPharma, Inc. (the “Company”) in connection with the registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on October 30, 2006 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an as-yet undetermined number of shares of common stock and preferred stock and warrants to purchase common stock and preferred stock with an aggregate of initial offering price not to exceed $75,000,000.  The securities offered and sold by the Company pursuant to the Registration Statement may be all or any combination of (1) shares of common stock, par value $0.0001 per share, of the Company (the “Common Shares”), (2) shares of preferred stock, par value $0.0001 per share, in any class or series, of the Company (the “Preferred Shares”) and (3) warrants to acquire Common Shares and/or Preferred Shares (the “Warrants”). The Common Shares, Preferred Shares, and Warrants are collectively referred to herein as the “Securities.”

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions expressed herein.  This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 57 Business Lawyer 875 (February 2002).

The Common Shares and/or Preferred Shares may be offered in any class or series and to the extent required will be issued pursuant to amendments to the Company’s Articles of Incorporation, as amended, restated or supplemented, filed with the Secretary of State of the State of Oregon (“OSOS”).

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. We have further assumed that, at and prior to the time of the sale and delivery of any Securities pursuant to the Registration Statement, (a) the Board of Directors of

the Company (or the committee of the Board or the officer authorized to act on behalf of the Company) will have duly established the rights, powers, privileges and preferences and other terms, if any, of any class or series, as applicable, of the Common Shares, the Preferred Shares, or the Warrants (b) the resolutions adopted by the Board relating to the issuance of the Securities prior to the date hereof have not have been amended, modified or rescinded in any way that is relevant to the matters addressed in this opinion, (c) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (d) there has not occurred any change in law adversely affecting the power of the Company to offer and sell the Securities or the validity of the Securities.

We have also assumed that the terms of any Common Shares, Preferred Shares or Warrants to be established subsequent to the date hereof, the offering, sale and delivery of any such Securities, and compliance by the Company with the rights, powers, privileges and preferences and other terms, if any, of such Common Shares, Preferred Shares or Warrants will not at the time of such offering, sale and delivery violate or conflict with (a) the Articles of Incorporation, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (b) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (c) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of Common Shares, Preferred Shares or Warrants to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of shares authorized in the Articles of Incorporation, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time. We have also assumed that prior to the offering and sale in the case of Preferred Shares, Certificates of Designation will have been filed with, and accepted for record by, OSOS. Notwithstanding anything herein to the contrary, we have also assumed that in no event will the combined aggregate purchase prices for the Securities to be offered pursuant to the Registration Statement exceed the registered amount of $75,000,000.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Oregon.

2. When (a) the terms of any class or series of the Common Shares, Preferred Shares, or Warrants, as applicable, have been authorized by appropriate action of the Company, and (b) the Common Shares, Preferred Shares, or Warrants as applicable, have been issued and sold upon the terms and conditions set forth in the Registration Statement, the prospectus, the applicable prospectus supplement and any free-writing prospectus, then such Common Shares, Preferred Shares, or Warrants as applicable, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the corporate law of the State of Oregon, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Oregon, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any law other than the corporate law of the Stare of Oregon, we do not express any opinion on such matter.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” therein.

Very truly yours,

/s/ Davis Wright Tremaine LLP